Exhibit 99.1
MEDOVEX CORP.

AUDIT COMMITTEE CHARTER

I.	PURPOSE

To establish membership, meeting and responsibility requirements for the Audit Committee of the Board of Directors of Medovex Corp. (the “Company”) in its efforts to assist the Board of Directors in fulfilling its oversight responsibilities to shareholders related to accounting, financial reporting, and internal control functions, including the quality, integrity and regulatory compliance of financial reports and the audit of the Company’s financial statements and internal control over financial reporting.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the Audit Committee’s responsibility to directly plan or conduct audits to attest that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles (“GAAP”).  Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the appropriateness of the accounting principles and reporting policies that are used by the Company, and the design and implementation of the Company’s internal control over financial reporting.  The independent registered public accounting firm (the “independent auditor”) is responsible for auditing the Company’s financial statements and internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements.

II.	MEMBERSHIP

A.	The Audit Committee shall be comprised of a minimum of three directors.

B.
All Audit Committee members shall be independent as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), or such other exchange on which the Company is listed, and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as amended and as may be amended from time to time.  No Audit Committee member or immediate family member of such Audit Committee member may be an “affiliated person” of the Company, as that term is defined by the SEC, or have participated in the preparation of the Company’s financial statements or those of any current subsidiary of the Company at any time during the past three years.

C.
Audit Committee members, including a Chairman, shall be appointed at the annual meeting of the Board of Directors for one year terms based on the Governance and Nomination Committee’s recommendations.  Each member of the Audit Committee shall serve until the earlier of his or her death, resignation, retirement or removal by the Board of Directors or until his or her successor shall be appointed.

D.
All Audit Committee members shall be financially literate and shall be capable of reading and understanding fundamental financial statements, including the balance sheet, income statement and cash flow statement.  At least one member shall qualify as an “audit committee financial expert,” as that term is defined by the SEC.

E.	Compensation for Audit Committee members shall be limited solely to director fees without any additional direct or indirect compensation from the Company.

III.	MEETINGS

A.
The Audit Committee shall meet as many times during the year as deemed necessary to fulfill its responsibilities, but at a minimum shall hold at least four meetings each year.  Each member is required to attend at least 75% of each year’s meetings.

B.	At least annually, the Audit Committee will meet separately with the Company’s independent auditor, with management and with the head of the Company’s internal audit function, if any.

C.	A majority of the members of the Audit Committee shall constitute a quorum.

D.	The Audit Committee may also conduct meetings by telephone conference calls so long as each member can communicate with the other members.

E.	The Audit Committee may form and delegate authority to one or more members of the Audit Committee as deemed necessary to fulfill the Audit Committee’s responsibilities.

F.	Information related to the agenda for each meeting shall be distributed to the Audit Committee members prior to meetings to allow directors to prepare for the meetings.

G.	Minutes shall be maintained for all Audit Committee meetings.

H.	The Audit Committee shall regularly report to the Board of Directors regarding the execution of its duties and responsibilities and other recommendations resulting from its meetings.

IV.	RESPONSIBILITIES

GENERAL

A.
The Audit Committee shall adopt and maintain a formal written charter that shall be approved by the Board of Directors and published on the Company’s website.  The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors for its approval.

B.	The Audit Committee shall annually review its performance and report the results to the Board of Directors.

C.	The Audit Committee shall cause the report required by the rules of the SEC to be included in the Company’s proxy statement.

D.
The Audit Committee shall have the authority to utilize reasonable amounts of time of the Company’s personnel and shall have the authority to retain independent consultants, outside legal counsel, outside accountants, and other advisors as it may deem appropriate to assist and advise it in connection with its responsibilities and to approve related fees and engagement terms.

E.
The Company shall provide the Audit Committee with the appropriate funding, as determined by the Audit Committee, to compensate any independent auditor or outside consultant engaged by the Audit Committee or to perform ordinary administrative functions that are necessary or appropriate for the Audit Committee to carry out its duties.

F.
The Audit Committee shall develop and oversee procedures for (i) receiving, retaining and addressing complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters.

G.
The Audit Committee shall have the authority to perform any other activities consistent with this charter, the Company’s bylaws, any guidelines or other policies adopted by the Board of Directors from time to time, and applicable law as the Audit Committee or the Board of Directors deems necessary or appropriate.

INDEPENDENT AUDITOR

A.
The Audit Committee shall be responsible for communicating to the independent auditor that the Board of Directors and the Audit Committee are the independent auditor’s clients and the independent auditor is ultimately accountable to the Board of Directors and the Audit Committee.

B.
The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work performed by an independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.  The Audit Committee shall have the authority to evaluate and recommend the selection or replacement of the independent auditor for auditing the financial statements of the Company.  The independent auditor shall report directly to the Audit Committee.

C.
The Audit Committee shall review and pre-approve the auditor’s written proposed audit scope, fees for the current fiscal year, staffing requirements and non-audit work to be performed by the independent auditor.

D.
Review and pre-approve all audit and permissible non-audit services and fees by the Audit Committee shall be made in accordance with the Company’s policy for the Approval of Services Performed by Independent Auditors to help ensure compliance with the rules and regulations of the SEC.  The authority to grant preapprovals may be delegated to the Chairman, whose decisions will be presented to the full Audit Committee at its next regularly scheduled meeting.

E.
In addition to actively engaging in a dialogue with the independent auditor regarding any relationships or services that may impact the independent auditor’s objectivity and independence, the Audit Committee annually shall obtain from the independent auditor the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence.

F.
The Audit Committee shall discuss with the independent auditor the matters required to be discussed by Auditing Standard No. 16, or any successor standard that may be promulgated by the PCAOB, including the quality and acceptability of the accounting principles applied in the financial statements and changes in accounting policies, and any other matters required to be discussed with the independent auditor under generally accepted auditing standards.

G.
The Audit Committee shall at least annually obtain and review a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, PCAOB review or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five years with respect to independent audits carried out by the independent auditor, and any steps taken to deal with such issue.

H.
The Audit Committee shall provide for time with the independent auditor, out of management’s presence, for discussions concerning internal controls and internal control over financial reporting, the quality and clarity of the Company’s financial disclosures, aggressiveness or conservatism of the Company’s accounting principles, significant decisions or estimates by management, and any other issues that the Audit Committee deems necessary.

I.
The Audit Committee shall require the independent auditor to report at least annually regarding (i) the independent auditor’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; and (iii) any steps taken to deal with any such issues.

J.
The Audit Committee shall review with the independent auditor any accounting disagreements with management and any significant audit recommendations made by the independent auditor, as well as the Company’s progress with respect to implementing any such recommendations or resolving such disagreements.

K.
The Audit Committee shall review with Company management on at least an annual basis management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the Company’s financial statements and the selection, application and effects of critical accounting policies applied by the Company and review all reports of the independent auditor delivered on such subjects (including, for example, its analysis, if any, of the effects of alternative treatments of financial information within GAAP and the ramifications of the use of alternative treatments).

L.
The Audit Committee shall review all material written communications to management, including any management letters or internal control reports, prepared by the independent auditor or by the Company’s internal audit function, if any, and management’s responses to such letters or reports.

M.
The Audit Committee shall review management’s assessments of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s attestation report on internal control over financial reporting.

N.
The Audit Committee shall confirm with the independent auditor that it is not aware of any violations of Rule 13b2-2 promulgated by the SEC relating to improper influence on the conduct of audits or any illegal act that would require it to inform Company management and the Audit Committee.

O.
The Audit Committee shall review the impact of applicable rotation requirements and staffing independence requirements (particularly with regard to the lead audit partner and the hiring by the Company of employees or former employees of the independent auditor).

P.
Following completion of the annual audit and at such other times as the Audit Committee deems appropriate, review separately with the independent auditor, with management and with the head of the Company’s internal audit function, if any, any significant problems or difficulties encountered during the course of the audit and review with the independent auditor management’s responses to such problems or difficulties.

INTERNAL AUDITORS

A.	The Audit Committee shall review and concur with the appointment, oversight and dismissal of the Director of Internal Audit.

B.	The Audit Committee shall review and approve the internal auditors’ proposed audit plan for the current fiscal year in addition to monitoring the progress of the audit plan.

C.	The Audit Committee shall annually review the qualifications and size of the internal audit staff for potential deficiencies in achieving audit objectives and carrying out its responsibilities.

D.
The Audit Committee shall provide for time with the Director of Internal Audit, out of management’s presence, for discussions concerning internal controls and internal control over financial reporting, independence, audit authority, any significant difficulties, any disagreements with management and any restrictions imposed on the scope of audits or access to required information.

E.	The Audit Committee shall review a summary of the internal audit findings and the Company’s progress with implementing corrective actions.

F.	The Audit Committee shall review and reassess the adequacy of the internal audit charter annually and recommend any proposed changes to the Director of Internal Audit.

FINANCIAL STATEMENTS / INTERNAL CONTROLS

A.
The Audit Committee shall review and discuss with corporate financial management and the independent auditor the disclosure, quality and content of the annual audited financial statements to be included in the Company’s annual report on Form 10-K, the quarterly financial statements to be included in quarterly reports on Form 10-Q and any other financial disclosures to be included in SEC filings prior to their release, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations portion of the Company’s quarterly reports on Form 10-Q or the annual report on Form 10-K.  Following consultation with Company management and the independent auditor, the Audit Committee shall recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Form 10-K.

B.
The Audit Committee shall annually review and discuss the Company’s system of internal control over financial reporting with the internal audit function, if any, financial management and the independent auditor, including any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees that is reported to the Audit Committee.

C.
The Audit Committee shall discuss at least annually with the independent auditor, Company management and the head of the Company’s internal audit function, if any, the Company’s exposure to material risks, the manner in which management assesses, monitors and manages its exposure, the adequacy of the Company’s risk management activities and the nature of any unusual transactions.

D.
The Audit Committee shall discuss at least annually with the Company’s general counsel any legal or regulatory matters that, in the opinion of management, may have a material impact on the financial statements.

E.
After each of the first three fiscal quarters and after the fiscal year, the Audit Committee shall review with management the financial results, the proposed earnings release, including the use of pro forma or adjusted non-GAAP financial measures, and the issuance of any earnings guidance.

F.
The Audit Committee shall discuss, by meeting or conference call prior to the filing of the Form 10-Q or Form 10-K, significant issues related to the quarterly or annual audited financial statements with corporate financial management and the independent auditor.

G.
The Audit Committee shall review and approve, to the extent required by applicable law, the rules or listing standards of NASDAQ or such other exchange on which the Company is listed, or the Company’s internal policies, all related person transactions (as that term is defined by Item 404 of Regulation S-K or any successor rule) and modify, as necessary from time to time, the Company’s policy with respect to the review and approval of related person transactions.